Exhibit 99.2
Worldwide Pipeline Rehabilitation	17988 Edison Avenue Chesterfield, MO 63005 www.insituform.com	David F. Morris Senior Vice President, General Counsel & Chief Administrative Officer Phone: 636-530-8020 Fax: 636-530-8701 E-mail: dmorris@insituform.com

December 13, 2007

VIA FACSIMILE AND REGULAR MAIL

Mr. Matthew J. Diserio
President
Water Asset Management, LLC
425 Park Avenue 27th Floor
New York, New York  10022

Mr. Disque D. Deane, Jr.
Chief Investment Officer
Water Asset Management, LLC
425 Park Avenue 27th Floor
New York, New York  10022

Gentlemen:

    I hereby confirm receipt of six copies of your letter, dated December 7, 2007, to Alfred Woods, Chairman of the Board and Interim Chief Executive Officer of Insituform Technologies, Inc., which copies have been distributed to the other six members of the Board of Directors.  Please be advised that the issues raised in your letter will be discussed by the Board in January.  Following such discussion, we will respond to you regarding the concerns set forth in your letter.

    Very truly yours,

    INSITUFORM TECHNOLOGIES, INC.

    By:   __________________
            David F. Morris
             Senior Vice President, General Counsel
             and Chief Administrative Officer

cc:           Board of Directors